Exhibit 4.5

DIVERSIFIED RESTAURANT HOLDINGS, INC.
EMPLOYEE STOCK DISCOUNT PURCHASE PLAN

1.           Purpose.  The purpose of this Diversified Restaurant Holdings, Inc. Employee Stock Discount Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or by periodic lump sum contributions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended.  The provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 and related sections of the Code.

2.           Definitions.

(a)           "Administrator" shall mean the Board or a committee of the Board as designated pursuant to Section 14.

(b)           "Board" shall mean the Company's Board of Directors.

(c)           "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)           "Common Stock" shall mean the Common Stock, $.0001 par value, of the Company.

(e)           "Company" shall mean Diversified Restaurant Holdings, Inc., a Nevada corporation, and any Designated Subsidiary of the Company.

(f)           "Compensation" shall mean all cash compensation received by an Employee from the Company or a Designated Subsidiary and includable in the Employee's gross income for federal income tax purposes, other than any taxable reimbursements. By way of illustration, but not limitation, "Compensation" shall include regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but shall exclude relocation reimbursements, expense reimbursements, tuition or other reimbursements, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

(g)           "Designated Subsidiary" shall mean any Subsidiary of the Company designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(h)           "Employee" shall mean any individual who is an employee of the Company for tax purposes.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company, except that where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed by either statute or contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(i)           "Fair Market Value" shall equal the closing price of Common Stock reported on Nasdaq on the relevant date, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Fair Market Value shall be determined by any means deemed fair and reasonable by the Administrator in a manner consistent with the valuation principles of Section 409A of the Code except when the Administrator expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

(j)           "Offering Commencement Date" shall mean the first day of each Offering Period.

(k)           "Offering Period" shall mean a period of approximately three months during which funds may be accumulated for the exercise of option, commencing and ending as follows. The quarterly periods shall be linked to the Company's fiscal quarters.  The first date of each quarterly Offering Period shall begin on the first day of the Company's fiscal quarter (for example, on March 28, 2011) and shall end on the last day of such fiscal quarter (for example, on June 26, 2011).  The duration of Offering Periods may be changed by the Board pursuant to Section 4 of this Plan.

(l)           "Parent" shall mean a corporation, domestic or foreign, that owns not less than 50% of the voting shares of the Company or of another Parent, whether or not such corporation now exists or is hereafter organized or acquires the Company or a Parent.

(m)           "Participant" shall mean an eligible Employee who has elected to participate in the Plan.

(n)           "Plan" shall mean this Diversified Restaurant Holdings, Inc. Employee Stock Discount Purchase Plan, as amended from time to time.

(o)           "Purchase Date" shall mean the last day of each Offering Period.

(p)           "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Offering Commencement Date or on the Purchase Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 20 of this Plan.

(q)           "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan, but not yet placed under option.

(r)           "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or another Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(s)           "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3.           Eligibility.

(a)           Any Employee employed by the Company on a given Offering Commencement Date shall be eligible to participate in the Plan, except:

(1)           Any Employee employed by the Company for less than two (2) years before the applicable Offering Commencement Date;

(2)           Any Employee whose customary employment is less than 20 hours per week; and

(3)           Any Employee whose customary employment is not more than five (5) months in any calendar year.

(b)           Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (including by attribution under Code Section 424(d)) would own capital stock of the Company and/or held outstanding options to purchase stock of the Company constituting in the aggregate five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) to the extent that his or her option rights to purchase stock under this Plan and any other employee stock purchase plans of the Company and its subsidiaries exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) in the aggregate for each calendar year in which such option right is outstanding at any time.

4.           Offering Periods.  The Plan shall be implemented by consecutive Offering Periods of approximately three (3) months' duration, with the first Offering Period commencing on March 28, 2011, which is the first day of the Company's fiscal quarter beginning after the adoption of this Plan, and with subsequent Offering Periods to commence on the first day of each following fiscal quarter, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20.  If the last day of such fiscal quarter is not a Trading Day, then the last day of the Offering Period shall be the immediately succeeding Trading Day, and the first day of the next quarterly Offering Period shall be the day next following such Trading Day.  The Company will notify employees annually of the beginning and ending dates of the quarterly Offering Periods.  The Board shall have the power to change the duration and timing of Offering Periods with respect to future offerings without shareholder approval.

5.           Participation.

(a)           An eligible Employee may become a Participant in the Plan by completing an enrollment form authorizing regular payroll deductions in the form provided by the Administrator and filing it with the designated human resources representative of the Company before the applicable Offering Commencement Date, unless a later time for submission is set by the Board for all eligible Employees with respect to a given Offering Period.

(b)           Regular payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date and shall end on the last payroll date occurring on or before the Purchase Date of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10.

(c)           Subject to the limitations of Section 3(b), an eligible Employee may also elect to become a Participant in the Plan by completing an enrollment form before the applicable Offering Commencement Date authorizing a one-time deduction of up to 100% of any bonus payment (net of taxes and required withholdings) made during an Offering Period (a "lump sum payroll deduction").  Regular payroll deductions and lump sum payroll deductions are referred to in this Plan as "payroll deductions."

6.           Payroll Deductions.

(a)           At the time a Participant files his or her enrollment form, the Participant shall elect to have regular payroll deductions made on each pay day during the Offering Period in an amount equal to a whole percentage (e.g., 1%, 2%, etc.), but not exceeding fifteen percent (15%), of the Compensation that he or she receives on each pay day during the Offering Period.  In addition, a Participant may authorize a one-time lump sum payroll deduction of up to 100% of a bonus payment (net of taxes and required withholdings) by completing an authorization form before the applicable Offering Commencement Date.  Such lump sum payroll deduction authorization shall not apply to any subsequent bonus payment.

(b)           All payroll deductions made for a Participant shall be credited to his or her account under the Plan.  A Participant may not make any additional payments into such account. A Participant's account shall be only a bookkeeping account maintained by the Company, and neither the Company nor any Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a Participant's account.  Except for amounts not expended because of the Plan rule that fractional shares shall not be purchased, no amount of accumulated payroll deductions shall be carried over with respect to any Participant from the end of one Offering Period to the beginning of another.

(c)           A Participant may discontinue his or her participation in the Plan as provided in Section 10.  A Participant may increase or decrease his or her payroll deductions during an Offering Period as of the first day of the first full payroll period following receipt of the required form by the designated human resources representative, in the time and manner prescribed by the Administrator.  A Participant's enrollment form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(d)           Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Code Section 423(b)(8) and Section 3(b), a Participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.  In such event, payroll deductions shall recommence at the rate provided in such Participant's enrollment form at the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(e)           At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, arising upon the exercise of the option or the disposition of the Common Stock.  The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet applicable withholding obligations related to the Participant's tax obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee that may be available to it.

7.           Grant of Option.  Effective on the Offering Commencement Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, a number of shares of the Company's Common Stock determined by dividing such Employee's total payroll deductions actually made before such Purchase Date and retained in the Participant's account as of the Purchase Date by the applicable Purchase Price without adjustment for changes in the Compensation of the Participant.

8.           Exercise of Option.  Unless a Participant withdraws from the Plan as provided in Section 10, or except to the extent that the limitation of Code Section 423(b)(8) would otherwise be violated, his or her option for the purchase of shares shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participant's account.  No fractional shares shall be purchased; any payroll deductions accumulated in a Participant's account that are insufficient to purchase a full share shall be retained in the Participant's account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant's account after the Purchase Date shall be returned to the Participant. During a Participant's lifetime, a Participant's option to purchase shares under this Plan is exercisable only by him or her.

9.           Delivery.  As promptly as practicable after each Purchase Date on which a purchase of shares occurs, the Administrator shall arrange for the delivery to each Participant or his or her broker, or to a broker designated by the Administrator, of a stock certificate evidencing the shares purchased upon exercise of the option.

10.           Withdrawal.

(a)           A Participant may withdraw all, but not less than all, the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time on or before fifteen (15) calendar days before the Purchase Date by giving written notice to the designated human resources representative of the Company in the form provided by the Administrator. All of the Participant's payroll deductions credited to his or her account shall be paid to such Participant promptly after receipt of notice of withdrawal, such Participant's option for the Offering Period shall automatically be terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period.  If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant delivers to the Administrator a new enrollment form.

(b)           A Participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any succeeding Offering Period commencing after the termination of the Offering Period from which the Participant withdraws.

11.           Termination of Employment.  Upon a Participant's ceasing to be an Employee for any reason at any time on or before an Purchase Date of an Offering Period, he or she shall be deemed to have elected to withdraw from the Plan, and the payroll deductions credited to such Participant's account during such Offering Period shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant's option shall be automatically terminated.

12.           No Interest.  No interest shall accrue or be payable on the payroll deductions of a Participant in the Plan.

13.           Stock.

(a)           The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares or shares originally issued by the Company.

(b)           Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of the Company's Common Stock available for sale under the Plan shall be 250,000 shares. If on a given Purchase Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Administrator shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c)           A Participant shall have no interest or voting rights in shares covered by his or her option or in any dividends declared by the Company in respect of its outstanding Common Stock until such option has been exercised.

(d)           Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse, as designated by the Participant.

14.           Administration.  The Plan shall be administered by the Board or a designated committee of members of the Board appointed by the Board (the "Administrator"). Initially, the Board has designated the Compensation Committee of the Board of Directors as responsible for administering the Plan. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to delegate certain of its duties to an agent to facilitate the purchase and transfer of shares and to otherwise assist in the administration of the Plan.  Every finding, decision, and determination made by the Administrator shall, to the fullest extent permitted by law, be final and binding upon all parties.

15.           Designation of Beneficiary.

(a)           A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Purchase Date on which the option is exercised, but before delivery to such Participant of such shares and cash.  In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death before exercise of the option.

(b)           Such designation of beneficiary may be changed by the Participant at any time by written notice.  In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant or, if to the best of the Company's knowledge no such executor or administrator has been appointed, the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate.

16.           Transferability.  Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the Participant.  Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

17.           Use of Funds.  All payroll deductions received or held by the Company under the Plan shall be general corporate funds and as such may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or pay interest thereon.

18.           Reports.  Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, and the remaining cash balance, if any.

19.           Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger, or Asset Sale.

(a)           Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the Reserves, the maximum number of shares each Participant may purchase per Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."  Such adjustment shall be made by the Board, whose determination in that respect shall be final and binding on all parties.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or of securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date"), and shall terminate immediately before the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board.  The New Purchase Date shall be before the date of the Company's proposed dissolution or liquidation.  The Board shall notify each Participant in writing, at least ten (10) business days before the New Purchase Date, that the Purchase Date for the Participant's option has been changed to the New Purchase Date and that the Participant's option shall be exercised automatically on the New Purchase Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c)           Merger or Asset Sale.  In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed, or an equivalent option substituted, by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume the option or substitute equivalent options, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the "New Purchase Date").  The New Purchase Date shall be before the date of the Company's proposed sale or merger.  The Board shall notify each Participant in writing, at least ten (10) business days before the New Purchase Date, that the Purchase Date for the Participant's option has been changed to the New Purchase Date and that the Participant's option shall be exercised automatically on the New Purchase Date, unless before such date the Participant has withdrawn from the Offering Period as provided in Section 10.

20.           Amendment and Termination.

(a)           The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Purchase Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders.  Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any Participant.  To the extent necessary to comply with Code Section 423 (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval in such manner and to such degree as required.

(b)           Without shareholder consent and without regard to whether any Participant's rights may be considered to have been "adversely affected," the Board shall be entitled to: change the Offering Periods, the maximum amount of permitted payroll deductions, and the frequency and/or number of permitted changes in the amount withheld during an Offering Period; permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections; establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation; and establish such other limitations and procedures as the Board determines in its sole discretion are advisable.

(c)           In the event that the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:

(1)           altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price; or

(2)           shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action.

Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

21.           Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.           Conditions Upon Issuance of Shares.

(a)           Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange on which the shares may then be listed.

(b)           As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.           Term of Plan.  The Plan shall become effective on January 27, 2011, which is the date that it was adopted by the Board.  The Plan was subsequently approved by the shareholders on May 26, 2011.   The Plan shall continue in effect for a term of ten (10) years unless sooner terminated by the Board pursuant to Section 20.

24.           Additional Restrictions of Rule 16b-3.  The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3.  In the cases of any such persons, this Plan and opftions issued to such persons shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions on behalf of such persons.